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                                   EXHIBIT 3.1

                    THIRD RESTATED ARTICLES OF INCORPORATION

ARTICLE ONE    The name of the Corporation is UNIVERSAL OUTDOOR, INC. (the
               "Corporation") incorporated on June 12, 1975.

ARTICLE TWO    The name and address of the registered agent and its registered office are:

                    Paul G. Simon
                    321 North Clark Street
                    Suite 1010
                    Chicago, Illinois  60610
                    Cook County

ARTICLE THREE  The purpose or purposes for which the Corporation is organized are:

               To engage in the selling and placing of space for all forms of billboard, sign and display advertising; to act as agent, broker, representative, or in any other capacity, for others in the sale of space for advertising purposes; and to do a general advertising business in all its branches.

               To manufacture, install, supply, maintain, lease and operate billboard sign boards and all other types of signs; and to acquire businesses of one or more so engaged.

               To manufacture, buy, sell, job, trade in or otherwise deal in goods, wares and merchandise of every kind, nature and description.

               To do all things proper, incidental and conducive to the attainment of such purposes.

               To engage in the transaction of any or all lawful business for which the Corporations may be incorporated under the Illinois Business Corporation Act.

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ARTICLE FOUR   The authorized shares shall be:

                         Par Value      Number of Shares
               Class     Per Share         Authorized
               -----     ---------         ----------
               Common      $0.01            1,000,000

ARTICLE FIVE   The number of shares issued as of the date hereof, and the amount of paid-in capital of the Corporation are:

                                        Number of      Amount of
                         Par Value       Shares         Paid-in
               Class     Per share       Issued         Capital
               -----     ---------       ------         -------
               Common      $0.01         10,000       $13,203,794

AMENDED
ARTICLE SIX    Paragraph 1:  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise required by law. The number of directors constituting the entire Board of Directors of the Corporation shall be as set forth in the By-Laws.

               Paragraph 2: In all elections for directors, every shareholder shall have the right to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected. Shareholders shall have no right to cumulate such votes.

               Paragraph 3: Subject to paragraph 4 of this ARTICLE SIXTH or as otherwise required by law, the Board of Directors shall take action in the manner provided for in the By-Laws of the Corporation.

               Paragraph 4: So long as Kelso Investment Associations V, L.P. a Delaware limited partnership, Kelso Equity Partners V, L.P., a Delaware limited partnership, and the individuals named on the signature page to that certain Agreement and Plan of


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               Recapitalization dated July 26, 1996 shall beneficially own, in the aggregate, more than 10% of the outstanding shares of Universal Outdoor Holdings, Inc., a Delaware corporation ("HOLDINGS"), the Board of Directors shall use its best efforts to cause the Board of Directors of the Corporation to be comprised at all times of the directors as are the directors of Holdings at such time.

ARTICLE SEVEN  Dividends may be declared and paid upon the Common Stock out of the assets of the Corporation legally available therefor, when and as determined by the Board of Directors, in its discretion.

ARTICLE EIGHT  The holders of the Common Stock shall be entitled to receive, in the event of any liquidation, dissolution or winding up of the Corporation, all of the assets of the Corporation available for distribution to shareholders. In such event, each holder of the Common Stock shall receive such fraction of such assets as shall be equal the total number of shares of Common Stock held by such holder divided by the total number of shares of Common Stock then issued and outstanding.

AMENDED
ARTICLE NINTH  Any action by the Board of Directors of the Corporation or by the
               Corporation with respect to the appointment, removal or replacement of each of the chief executive officers of the Corporation who shall be the Chairman of the Board and the President, respectively, of the Corporation shall require the approval of the holders of a majority of the outstanding shares of Common Stock.

ARTICLE TENTH  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation; PROVIDED, THAT no by-law


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               shall at any time be inconsistent with any provision of these
               Articles.




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